Exhibit 21.1

LIST OF SUBSIDIARIES

Sociedad Zoro Chile Limitada, domiciled in the Chile, South America (dba “Zoro Chile”)
Zoro Mining SAC, domiciled in Peru, South America (dba “Zoro Peru”)
Aravena SA domiciled in Mexico (dba “Zoro Mexico”)